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[Nasdaq Letterhead]


DOUGLAS D. MCKENNEY, CFA
Associate Director
Listing Qualifications


VIA FACSIMILE AND FIRST CLASS MAIL

May 23, 2000

Mr. Hamid R. Shokrgozar
President and Chief Executive Officer
White Electronic Designs Corporation
3601 East University Drive
Phoenix, AZ  85034

Dear Mr. Shokrgozar:

We have reviewed a copy of the resolution adopted by the Board of Directors of White Electronic Designs Corporation on May 18, 2000, which authorizes the withdrawal of the Company's Common Stock from listing and registration on the Exchange. On the basis of this resolution, we have determined not to interpose an objection to your filing an application with the Securities and Exchange Commission to remove the issue from listing on the Amex. As provided by SEC Rule 12d2-2, a copy of this application should be sent to the attention of Denise Gubich at the Exchange.

We also advise that in view of the Company's pending listing on the Nasdaq National Market, we will not require the Company to give its stockholders prior notice of its intention to file such application.

Should you have any further questions regarding this matter, please do not hesitate to contact Denise Gubich at 301-978-8015.

Very truly yours,